ALL AMERICAN BUILDING SYSTEMS, LLC
2831 Dexter Dr.  Elkhart, IN  46514
Phone: (574) 266-2537  Fax: (574) 266-3044

All American Building Systems, LLC® Signs Contract to Build Residence Hall for Casper College
Elkhart, Ind., Sep 09, 2010 — All American Building Systems, LLC (“AABS”), one of the nation’s largest commercial systems-built builders, has signed a contract with Caspar/Pope Joint Venture to build a new three story residence hall for Casper College in Casper, Wyoming. Construction of the building will start almost immediately with a target for students to move in by August of 2011.

Casper College serves approximately 4,000 full and part-time students. Casper was founded in 1945 and the current campus, built in the mid 1950s, consists of 28 buildings. The Casper College Student Housing Committee’s goal is to provide an improved student living and learning environment, and they elected to apply modern, modular design and construction methods to do it at an affordable cost to the students.

The new residence hall will have approximately 122,000 square feet with over 200 sleeping rooms to accommodate over 400 students. The residence hall consists of four connecting buildings with a central courtyard, adjoining a fifth building to be constructed on-site by Caspar/Pope. The three story multi-use buildings are designed to fit in with the school’s existing architecture while incorporating modern styling and construction techniques. As part of the project, an outdated hall will be demolished to make room for the new building.

“We are excited to be selected to provide housing for the Casper students,” said Rick Bedell, President of All American Building Systems, LLC. “This is another example of AABS’ commitment to the educational housing market. We are certain that our excellent track record in building dormitories at other colleges contributed to the selection of our Company for this project.”

“Our Parallel Construction® process enables us to avoid most of the weather related issues that often plague traditional construction practices, and deliver move-in-ready housing much faster than traditional on-site construction techniques. Where else could a college sign a contract for a 200 room residence hall complex with confidence that their students can move in less than one year later? In-plant and on-site efficiencies and shorter construction financing terms also translate into higher quality, lower cost projects benefiting the project owner and in this case, students as well.”

AABS worked in conjunction on the design and planning phases of the project with AndersonMasonDale Architects and Amundsen Associates.  Caspar/Pope is the General Contractor for the project.

For more information on All American Building Systems, LLC visit www.allamericanbuildings.com.

All American Group, Inc. (formerly Coachmen Industries, Inc), is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. All American Group, Inc is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the Company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, the ability of the Company  to reach agreement with H.I.G. regarding revised covenants at reasonable terms and the ability to meet the revised covenants in future periods, the availability to the Company of chassis utilized for bus production and the availability of chassis financing to procure the chassis and other risks identified in the Company's SEC filings.

For more information contact:
Stacey Miller
Marketing Manager
All American Group, Inc.
2831 Dexter Dr.
Elkhart, IN  46514
Phone: (574) 266-2537
Fax: (574) 266-3044
Email: smiller@allamericangroupinc.com

For investor or financial information:
Martin Miranda
Corporate Secretary & Treasurer
(574) 266-2500